Exhibit 4.5

[The following exhibit is a translation for information purposes only of one of the amendments to CDC Walt Disney Studios Park Loans signed on November 18, 2002. As these amendments include the same terms and provisions for each of the four CDC Walt Disney Studios Park Loans, we have provided only the amendments for Tranche A as a model.]

Translation for information purpose only

AMENDMENT

TO THE TRANCHE A

LOAN AGREEMENT

Dated 30 September 1999

Between

EURO DISNEY S.C.A.

The Borrower

and

LA CAISSE DES DEPOTS ET CONSIGNATIONS

The Lender

AMENDMENT TO THE TRANCHE A LOAN AGREEMENT

Between :

1.              Euro Disney S.C.A., a French partnership limited by shares (société en commandite par actions) having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, Seine-et-Marne, represented by its Management company, Euro Disney S.A., itself represented by [XX],

(hereafter referred to as the “Borrower”)

ON THE ONE HAND

And :

2.              La Caisse des Depôts et Consignations, a public entity with special legal status, having its registered office at 56 Rue de Lille, 75007 Paris, represented by [XX],

(hereafter referred to as the “CDC”)

ON THE OTHER HAND

RECITALS :

(A)                    Pursuant to a loan agreement dated 30 September 1999 entered into by and between Euro Disney S.C.A. as the Borrower and CDC (the “Tranche A Loan Agreement”), CDC made available a loan to the Borrower of seventy-six million two hundred and twenty-four thousand four hundred euros (€ 76,224,400) (the “Loan”) to be used to finance part of the Second Theme Park.

(B)                      By letter dated December 21, 2001, the Borrower informed CDC that it had Insufficient Available Cash, in accordance with article 2.3.2 of the Subordination Agreement.

(C)                      Following said notice and the resulting deferral of the interest due date in accordance with subsection 11.02 (ii) of the Tranche A Loan Agreement, the Borrower and CDC have agreed to amend some of the financial terms and conditions applicable to the Loan and relating to interest owed by the Borrower, payment of which has been deferred.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS :

ARTICLE 1.          DEFINITIONS

1.1         The terms and expressions defined in the Tranche A Loan Agreement and used in this contractual amendment shall have the meaning ascribed to them in the Tranche A Loan Agreement.

1.2         In addition, the Borrower and CDC agree that article I (Definitions) of the Tranche A Loan Agreement shall be supplemented with the following definitions : “Reference Banks”, “Euribor”, “Business Day”, “Target Day” and “Interest Period”.

“Reference Banks” means the main Paris branches of Deustche Bank AG, BNP Paribas, Crédit Lyonnais and Société Générale.

“Euribor” means, for each Interest Period under the Loan, the annual Euro inter-bank offered rate listed under the auspices of the European Union Banking Federation and published on Telerate page 248 at approximately 11 a.m. (Brussels time) two (2) Target Days before the first day of said Interest Period (or, if this date is not a Business day, the nearest Business Day at least two (2) Target Days before the first day of said Interest Period) at which euro inter-bank deposits are offered between leading banks within the Euro Zone for a period corresponding to the duration of said Interest Period.

If the rate is not published on Telerate, it shall be replaced by a rate calculated by CDC corresponding to the average (rounded up, where applicable, to the nearest sixteenth percent) of the annual rates communicated to CDC by the Reference Banks at approximately 3 p.m. (Brussels time) two (2) Target Days before the first day of the Interest Period in question (or, if this date is not a Business Day, the nearest Business Day at least two (2) Target Days before the first day of said Interest Period) at which euro inter-bank deposits are offered by the Reference Banks to leading banks within the Euro Zone for a period corresponding to the duration of the Interest Period in question, from the first day of said Interest Period and for a similar amount to the amount to be financed. It is understood that if a Reference Bank fails to communicate rate to CDC, the rates shall be calculated by CDC in the manner described in this paragraph on the basis of the rates communicated by at least two other Reference Banks. In the event none of the Reference Banks communicate rates to CDC, or if only one Reference Bank does so, the interest rate for the Interest Period in question shall be CDC’s costs of refinancing on the interbank market for the sums to which Euribor is to be applied.

“Business Day” means any day (other than Saturday or Sundays) on which banks in Paris are open for business for the entire day, and which is a Target Day.

“Target Day” means the day on which the Target system (Trans-European Automated Real-Time Cross Settlement Express Transfer System) is open.

“Interest Period” means, for the calculation of interest pursuant to article 11.04, a three (3) month interest period, on the understanding that the first day of each Interest Period shall fall on 1st January, 1st April, 1st July and 1st October of each year.

ARTICLE 2                                        AMENDMENT OF ARTICLE (XI) (Subordination) OF THE TRANCHE A LOAN AGREEMENT

The Borrower and CDC agree to replace the existing article 11.04 with the following article :

“11.04. Interest rate to be applied in the event of deferral of payment

In the event any sum whatsoever that may be owed to CDC under the Loan (other than any interest accrued on a sum whose due date has been deferred in accordance with article 11.02) is not paid on its normal due date, and said due date is rescheduled pursuant to article 11.02 above, interest shall accrue on said sum until its actual date of payment at the rate “Tj” defined for each Interest Period in question as follows:

Tj =		[the highest of the following two rates :
		(i)	Euribor for the Interest Period in question plus two percent (2%) per annum ; or
		(ii)	5.15% per annum]
+
[a x 0.30% per annum]

when “a” is a number of whole years lapsed between the date of deferral and the first day of each Interest Period in question (inclusive).

Interest at Euribor plus the additional percentage shall be calculated for the exact number of days payment is deferred during the Interest Period in question, on the basis of a 360-day year.

The first Interest Period shall start on the day after the date of deferral of payment of the sums that have fallen due and for which payment is deferred pursuant to article 11.02 above, and all subsequent Interest Periods shall start at the end of the previous Interest Period.”

ARTICLE 3.          EFFECTIVE GLOBAL RATE

The Borrower accepts that because the exact date of payment of those sums whose payment is deferred in accordance with article 11.02 cannot be established, the effective global rate (taux effectif global) cannot be calculated for said sums. However, earlier today CDC delivered a letter to the Borrower setting out the effective global rate applicable to said sums, calculated on the basis of various assumptions. Said letter forms an integral part of this contractual amendment.

ARTICLE 4.          GENERAL PROVISIONS

4.1                     The provisions of this contractual amendment shall take precedence over any provision of the Tranche A Loan Agreement, including any conflicting provision.

4.2                     All other provisions of the Tranche A Loan Agreement that have not been modified by this contractual amendment shall remain in full effect.

ARTICLE 5.          EFFECTIVE RATE

The parties to this contractual agreement agree that it shall enter into effect retroactively, from 31 December 2001.

ARTICLE 6.          APPLICABLE LAW AND JURISDICTION

6.1                       This amendment shall be governed by French law as regards its interpretation and performance.

6.2                       Any dispute arising in connection with this amendment or its interpretation shall be referred to the proper courts located within the district of the Paris Appeal Court (Cour d’Appel de Paris), and they shall have exclusive jurisdiction.

Executed in Paris, on November 18, 2002

In three originals

Euro Disney S.C.A.

Represented by Euro Disney, its Management company

Represented by Mr Serge Naïm

La Caisse des Dépôts et Consignations

Represented by Mr Jacques Ollivier